Exhibit 99.1

Cinedigm Chairman and CEO Chris McGurk Highlights Positive Business Results at Annual Stockholder Meeting

LOS ANGELES — (October 11, 2021) — Cinedigm Corp. (NASDAQ: CIDM), the leading independent streaming entertainment company super-serving enthusiast fan bases, today released comments by Chris McGurk, Chairman and CEO, highlighting the Company’s positive business results at the Annual Stockholder Meeting held on October 11, 2021.

Comments:

“Although I presented a business update when we last spoke less than 3 weeks ago, I did not want to miss the opportunity to address our stockholders once again today, because our remarkable business progress has continued unabated.

In just the last 20 days we announced several key initiatives to further drive our streaming business forward:

●	We added six more of our streaming channels to Dish Network’s Sling TV, including the Bob Ross and Real Madrid channels;
●	We relaunched our independent cinema channel Fandor, called the “Netflix of indie film” by the Wall Street Journal, with a new look, much wider distribution footprint and hundreds of new films and series; We also added enhanced community features like podcasts and the revived editorial site Keyframe, all powered by our proprietary, industry-leading Matchpoint technology;
●	We announced a partnership with the iconic choreographer and pop culture influencer Laurieann Gibson – to launch the BOP channel, the first-ever streaming channel devoted to all things Dance. Laurieann has developed the visual style for dozens of the world’s largest artists and will bring her decades of experience building iconic brands to bear with this new global streaming service;
●	We announced a partnership with Artificial Intelligence pioneer Papercup to help take the incredibly successful Bob Ross streaming channel global using Papercup’s AI dubbing technology; and,
●	Just today we announced the continuation of our very successful distribution partnership with Crown Media Family Networks, the Hallmark Channel, which for years has been a premiere supplier of quality family entertainment to audiences around the world.

It’s very likely that this heavy volume of quality deal flow will continue for the foreseeable future.

With a successful portfolio of more than two dozen targeted enthusiast streaming channels, a huge distribution footprint into more than 1 billion streaming devices, a distribution library of more than 40,000 hours of quality film and TV content and our industry leading Matchpoint streaming technology, Cinedigm is a clear top choice for branded partners and companies looking to enter the streaming space quickly, effectively and successfully. So, look for our stream of new initiatives and partnerships to continue…..and also stay tuned for some very interesting Cinedigm NFT news as well.

Also we expect our recent record growth to continue. Having just reported 2 quarters in a row of triple digit streaming revenue growth, and having booked net income of over $5 million last quarter, we once again had a very strong fiscal second quarter even though it is a seasonally slow period. We are very eager to speak with you again in November about our second quarter results ended September 30th, and rapid business progress.

With zero debt, a coveted public currency and the strongest balance sheet in our history, we will continue to pursue the successful streaming asset acquisition strategy that, in just the last 10 months, added 5 streaming channels, more than 15,000 films and TV episodes, full ownership of our proprietary Matchpoint streaming technology and a business footprint in the high growth South Asia and India markets.

Our unique competitive streaming position as the only independent media company with a vast content library, a successful 6-year track record of launching and managing streaming channels, a state-of-the-art proprietary streaming platform and a huge distribution footprint has led us to a robust queue of additional streaming acquisition targets.

Our acquisition philosophy is relatively simple: We target technology, content and streaming channel assets that we believe 100% support and build our streaming future. We focus on accretive acquisitions that can immediately benefit from our infrastructure, technology, content and distribution to ensure synergies and growth. We will only buy assets at multiples far below our own projected trading multiples, with a focus on our own proprietary deal flow. Much like companies that have grown rapidly via M&A like Zynga and Cisco, we view our competencies in M&A and our platform approach to be a significant competitive advantage.

So, let me underscore that we are only making accretive acquisitions and we will finance those deals as appropriate to ensure that outcome. And we will smartly raise funds to finance those deals based on specific accretive content, technology and streaming channel opportunities. We are not in the business of raising cash and stockpiling it on our balance sheet. We have turned down multiple opportunities to do that. We will only look at options to finance accretive deals in the future at the lowest possible cost of capital combined with the highest potential return to continue to create shareholder value.

I would also like to touch on the proposal to have the option to do a reverse stock split. It has no impact on our go forward strategy. As I have said previously, this was an option to give us flexibility. Now that our stock price has almost quadrupled this year and we have analyst price targets pointing considerably northward from today’s price as well as the robust deal flow and strong results we expect to report again in the near future, a reverse split option is not necessary.

I would like to thank all of our stockholders for their support.”

###

About Cinedigm:

For more than twenty years, Cinedigm (NASDAQ: CIDM) has led the digital transformation of the entertainment industry. Today, Cinedigm entertains hundreds of millions of consumers around the globe by providing premium content, streaming channels and technology services to the world’s largest media, technology and retail companies. For more information, visit http://www.cinedigm.com/.

Cinedigm uses, and will continue to use, its website, press releases, SEC filings, and various social media channels, including Twitter (https://twitter.com/cinedigm), LinkedIn https://www.linkedin.com/company/cinedigm/), Facebook (https://facebook.com/Cinedigm), StockTwits (https://stocktwits.com/CinedigmCorp) and the Company website (www.cinedigm.com) as additional means of disclosing public information to investors, the media and others interested in the Company. It is possible that certain information that the Company posts on its website, disseminated in press releases, SEC filings, and on social media could be deemed to be material information, and the Company encourages investors, the media and others interested in the Company to review the business and financial information that the Company posts on its website, disseminates in press releases, SEC filings and on the social media channels identified above, as such information could be deemed to be material information.

Contacts:

DKC Public Relations

cinedigm@dkcnews.com

High Touch Investor Relations

Cinedigm@htir.net

3